Exhibit 99.3
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The following discussion and analysis provides additional information regarding Southern Indiana Gas and Electric Company’s (the Company) results of operations that is supplemental to, and should be read in conjunction with, the information provided in the Company’s 2020 financial statements and notes thereto. The following discussion and analysis should also be read in conjunction with CenterPoint Energy Inc.’s 2020 Annual Report on Form 10-K as it relates to the Company, which includes risk factors and forward looking statements.

The Company generates revenue primarily from the delivery of natural gas and electric service to its customers, and the Company’s primary source of cash flow results from the collection of customer bills and the payment for goods and services procured for the delivery of gas and electric services.

Executive Summary of Results of Operations

Operating Results

In 2020, the Company’s earnings were $81.9 million compared to $56.5 million in 2019, an increase of $25.4 million. Results in 2020 reflect a $30.0 million reduction in merger and severance expenses following CenterPoint Energy’s 2019 acquisition of Vectren, including $17.8 million in severance and $12.2 million in stock-based compensation. Results were partially offset by less favorable weather in 2020 than 2019.

The Regulatory Environment

Gas and electric operations, with regard to retail rates and charges, terms of service, accounting matters, financing, and certain other operational matters, are regulated by the IURC.
In the Company’s natural gas service territory, normal temperature adjustment (NTA) and decoupling mechanisms largely mitigate the effect that would otherwise be caused by variations in volumes sold to residential and commercial customers due to weather and changing consumption patterns.  In addition to these mechanisms, the commission has authorized gas and electric infrastructure replacement programs, which allow for recovery of these investments outside of a base rate case proceeding. Further, rates charged to natural gas customers contain a gas cost adjustment clause (GCA) and electric rates contain a fuel adjustment clause (FAC). Both of these cost tracker mechanisms allow for the timely adjustment in charges to reflect changes in the cost of gas and cost for fuel. The Company utilizes similar mechanisms for other material operating costs, which allow for changes in revenue outside of a base rate case.

Rate Design Strategies
Sales of natural gas and electricity to residential and commercial customers are largely seasonal and are impacted by weather.  Trends in the average consumption among natural gas residential and commercial customers have tended to decline as more efficient appliances and furnaces are installed and the Company’s utilities have implemented conservation programs.  In the Company’s natural gas service territory, NTA and decoupling mechanisms largely mitigate the effect that would otherwise be caused by variations in volumes sold to these customers due to weather and changing consumption patterns.

In the Company's natural gas service territory, the commission has authorized bare steel and cast iron replacement programs. State laws were passed in 2012 and 2013 that expand the ability of utilities to recover, outside of a base rate proceeding, certain costs of federally mandated projects and other significant gas distribution and transmission infrastructure replacement investments. The Company has received approval to implement these mechanisms.

In 2017, the Company's electric service territory started recovering certain costs of electric distribution and transmission infrastructure replacement investments. The electric service territory also currently recovers certain transmission investments outside of base rates.  The electric service territory has neither an NTA nor a decoupling mechanism; however, rate designs provide for a lost margin recovery mechanism that works in tandem with conservation initiatives.

Tracked Operating Expenses
Gas costs and fuel costs incurred to serve customers are two of the Company’s most significant operating expenses.  Rates charged to natural gas customers contain a GCA. The GCA clause allows the Company to timely charge for changes in the cost of purchased gas, inclusive of unaccounted for gas expense based on actual experience and subject to caps that are based on historical experience.  Electric rates contain a FAC that allows for timely adjustment in charges for electric energy to reflect changes in the cost of fuel.  The net energy cost of purchased power, subject to an approved variable benchmark based on The New York Mercantile Exchange (NYMEX) natural gas prices, is also timely recovered through the FAC.
GCA and FAC procedures involve periodic filings and IURC hearings to establish price adjustments for a designated future period.  The procedures also provide for inclusion in later periods of any variances between actual recoveries representing the estimated costs and actual costs incurred.
The IURC has also applied the statute authorizing GCA and FAC procedures to reduce rates when necessary to limit net operating income to a level authorized in its last general rate order through the application of an earnings test.  In the periods presented, the Company has not been impacted by the earnings test.

MISO charges and other reliability costs and revenues incurred to serve retail electric customers are recovered through the RCRA and MCRA.  MISO charges include specific charges under the MISO’s FERC approved tariff for items such as reactive power, scheduling, and transmission network charges that are socialized among various MISO members.  Reliability costs and revenues include non-fuel costs of purchased power and costs and credits associated with certain interruptible customers.

Gas pipeline integrity management operating costs, costs to fund energy efficiency programs, MISO costs, and the gas cost component of uncollectible accounts expense based on historical experience are recovered by mechanisms outside of typical base rate recovery.  In addition, certain operating costs, including depreciation associated with federally mandated investments, gas and electric distribution and transmission infrastructure replacement investments, and regional electric transmission assets not in base rates are also recovered by mechanisms outside of typical base rate recovery.
Revenues and margins are also impacted by the collection of state mandated taxes, which primarily fluctuate with gas and fuel costs.

Base Rate Orders
The Company's electric territory received an order in April 2011, with rates effective May 2011, and its gas territory received an order and implemented rates in August 2007.  The orders authorize a return on equity of 10.40% on the electric operations and 10.15% for the gas operations.  The authorized returns reflect the impact of rate design strategies that have been authorized by the IURC.

On October 30, 2020, and as subsequently amended, the Company filed its base rate case with the IURC seeking approval for a revenue increase of approximately $29 million. This rate case filing is required under Indiana TDSIC statutory requirements before the completion of the Company's capital expenditure program, approved in 2014 for investments starting in 2014 through 2020. The revenue increase is based upon a requested ROE of 10.15% and an overall after-tax rate of return of 5.99% on total rate base of approximately $469 million. The Company has utilized a projected test year, reflecting its 2021 budget as the basis for the revenue increase requested, and proposes to implement rates in two phases. The first phase of rate implementation will occur as of the date of an order in this proceeding, expected in September 2021, and the second phase of rate implementation will occur at the completion of the test year, as of December 31, 2021. Under Indiana statutory requirements, the IURC has a minimum 300 days and maximum of 360 days from the date of the filing of the Company's case- in-chief to issue an order.

See Note 9 to the financial statements for more specific information on the significant regulatory proceedings involving the Company.

Operating Trends

Margin

Throughout this discussion, the terms Natural Gas margin and Electric margin are used. Natural Gas margin is calculated as Natural Gas revenues less the Cost of gas sold. Electric margin is calculated as Electric revenues less Cost of fuel & purchased power. The Company believes Natural Gas and Electric margins are better indicators of relative contribution than revenues since gas prices and fuel and purchased power costs can be volatile and are generally collected on a dollar-for-dollar basis from customers.

In addition, the Company separately reflects regulatory expense recovery mechanisms within Natural Gas margin and Electric margin. These amounts represent dollar-for-dollar recovery of other operating expenses. The Company utilizes these approved regulatory mechanisms to recover variations in operating expenses from the amounts reflected in base rates and are generally expenses that are subject to volatility. Following is a discussion and analysis of margin.

Electric Margin (Electric revenues less Cost of fuel & purchased power)
Electric margin and volumes sold by customer type follows:

	Year Ended December 31,
(In thousands)	2020	2019

Electric revenues	$554,511	$570,150
Cost of fuel & purchased power	147,369	165,900
Total Electric margin	$407,142	$404,250
Margin attributed to:
Residential & commercial customers	$257,432	$255,545
Industrial customers	91,640	95,107
Other	5,182	6,194
Regulatory expense recovery mechanisms	21,155	17,456
Subtotal: Retail	375,409	374,302
Wholesale margin	31,733	29,948
Total Electric margin	$407,142	$404,250
Electric volumes sold in MWh attributed to:
Residential & commercial customers	2,502,396	2,608,827
Industrial customers	1,971,237	2,072,912
Other customers	20,915	21,113
Total retail volumes	4,494,548	4,702,852
Wholesale	384,752	495,281
Total volumes sold	4,879,300	5,198,133

Retail
Electric retail utility margins were $375.4 million for the year ended December 31, 2020, compared to $374.3 million in 2019, an increase of $1.1 million. Results primarily reflect an increase in margin of $4.9 million as a result of the Clean Energy Cost Adjustment and Environmental Cost Adjustment (CECA and ECA) and a $7.8 million increase resulting from the Transmission, Distribution and Storage System Improvement Charge (TDSIC). The increase was partially offset by a $4.5 million decrease in margin due to less favorable weather along with a $4.5 million decrease in margin resulting from a decline in large industrial customer usage and pricing, and a $1.7 million decrease in margin due to residential and commercial customer pricing. Heating degree days were 89 percent of normal in 2020 compared to 95 percent of normal in 2019, and cooling degree days were 106 percent of normal in 2020 compared to 115 percent of normal in 2019.

Margin from Wholesale Electric Activities
The Company earns a return on electric transmission projects constructed by the Company in its service territory that meet the criteria of the MISO’s regional transmission expansion plans and also markets and sells its generating and transmission capacity to optimize the return on its owned assets. Substantially all off-system sales are generated in the MISO Day Ahead and Real Time markets when sales into the MISO in a given hour are greater than amounts purchased for native load. Further detail of MISO off-system margin and transmission system margin follows:

	Year Ended December 31,
(In thousands)	2020	2019
MISO transmission system margin	$26,246	$24,957
MISO off-system margin	5,487	4,991
Total wholesale margin	$31,733	$29,948

Transmission system margin associated with qualifying projects, including the reconciliation of recovery mechanisms and other transmission system operations, totaled $26.2 million during 2020 compared to $25.0 million in 2019, an increase of $1.2 million.

For the year ended December 31, 2020, margin from off-system sales was $5.5 million compared to $5.0 million in 2019, an increase of $0.5 million. The base rate changes implemented in May 2011 require wholesale margin from off-system sales earned above or below $7.5 million per year to be shared equally with customers.

Natural Gas Margin (Natural Gas revenues less Cost of gas sold)
Natural Gas margin and throughput by customer type follows:

	Year Ended December 31,
(In thousands)	2020	2019
Natural Gas revenues	$99,510	$99,531
Cost of gas sold	27,999	33,623
Total Natural Gas margin	$71,511	$65,908
Margin attributed to:
Residential & commercial customers	$49,501	$45,316
Industrial customers	11,435	10,781
Other	630	852
Regulatory expense recovery mechanisms	9,945	8,959
Total Natural Gas margin	$71,511	$65,908
Sold & transported volumes in MDth attributed to:
Residential & commercial customers	$9,712	$10,439
Industrial customers	26,461	30,170
Total sold & transported volumes	$36,173	$40,609

Natural Gas margin was $71.5 million for the year ended December 31, 2020 compared to $65.9 million in 2019, an increase of $5.6 million. The increase in margin was largely due to increased returns on the Compliance and System Improvement Adjustment (CSIA). Weather has relatively no impact on customer margin due to the Company's rate design. The decrease in sold and transported volumes was primarily due to weather. Heating degree days were 89 percent of normal in 2020 compared to 95 percent of normal in 2019.

Operating Expenses

Other Operating
For the year ended December 31, 2020, Other operating expenses were $216.6 million compared to $241.9 million in 2019, a decrease of $25.3 million. Operating expenses primarily reflect a decrease of $30.0 million from 2019 merger and severance expenses following CenterPoint Energy’s acquisition of Vectren and offset by a $3.7 million increase due to operating expenses recovered through margin.
Depreciation & Amortization
Depreciation and amortization expense was $119.6 million in 2020, compared to $114.0 million in 2019, an increase of $5.6 million. The increase resulted from additional utility plant investments placed into service.

SELECTED ELECTRIC OPERATING STATISTICS

	For the Year Ended December 31,
	2020	2019
OPERATING REVENUES (in thousands):
Residential	$209,034	$210,443
Commercial	144,342	148,094
Industrial	153,213	159,892
Other	8,065	9,355
Total Retail	514,654	527,784
Net Wholesale Revenues	39,857	42,366
	$554,511	$570,150
MARGIN (In thousands):
Residential	$157,437	$153,801
Commercial	99,995	101,744
Industrial	91,640	95,107
Other	5,182	6,194
Regulatory expense recovery mechanisms	21,155	17,456
Total Retail	375,409	374,302
Wholesale power & transmission system	31,733	29,948
	$407,142	$404,250

ELECTRIC SALES (In MWh):
Residential	1,385,114	1,409,212
Commercial	1,117,282	1,199,615
Industrial	1,971,237	2,072,912
Other Sales - Street Lighting	20,915	21,113
Total Retail	4,494,548	4,702,852
Wholesale	384,752	495,281
	4,879,300	5,198,133

CUSTOMER COUNT:
Residential	130,159	128,947
Commercial	18,971	18,837
Industrial	116	116
Other	43	42
	149,289	147,942

WEATHER AS A % OF NORMAL:
Cooling Degree Days	106%	115%
Heating Degree Days	89%	95%

SELECTED GAS OPERATING STATISTICS

	For the Year Ended December 31,
	2020	2019
OPERATING REVENUES (in thousands):
Residential	$64,378	$64,743
Commercial	22,235	22,507
Industrial	12,920	12,039
Other	(23)	242
	$99,510	$99,531

MARGIN (In thousands):
Residential	$39,027	$35,690
Commercial	10,474	9,626
Industrial	11,436	10,781
Other	630	852
Regulatory expense recovery mechanisms	9,945	8,959
	$71,512	$65,908

GAS SOLD & TRANSPORTED (In MDth):
Residential	6,268	6,713
Commercial	3,444	3,726
Industrial	26,461	30,170
	36,173	40,609

CUSTOMER COUNT
Residential	103,560	102,680
Commercial	10,452	10,400
Industrial	113	113
	114,125	113,193